January 14, 2004



  Securities and Exchange Commission
  450 Fifth Street, N.W.
  Washington, D.C. 20549

  Commissioners:

We have read the statements made by Ridgewood Power Growth Fund (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated January 14, 2004. We agree with the statements concerning our Firm in such Form 8-K, except that PricewaterhouseCoopers LLP makes no comment whatsoever regarding any current or future revisions or improvements to internal control systems, as noted in Item
(a)(iv).

  Very truly yours,

  /s/ PricewaterhouseCoopers LLP

  PricewaterhouseCoopers LLP
  Florham Park, NJ